UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): September 20, 2011 (September 15, 2011)

CHINA ELECTRIC MOTOR, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-53017	26-1357787
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

Sunna Motor Industry Park, Jian’an, Fuyong Hi-Tech Park, Baoan District, Shenzhen, Guangdong, 518103
People’s Republic of China
 (Address of principal executive offices)

86-755-8149 9969
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 15, 2011, Mr. Yue Wang resigned his positions as President and Chief Executive Officer of the Company and as a member of the Board of Directors of the Company (the “Board”), and Mr. Fugui Wang resigned his position as Chairman and a member of the Board. They also resigned their respective positions with the subsidiaries of the Company.

On September 16, 2011, the Board appointed each of Mr. Xiaohui Li and Ms. Xiaoying Zhou to serve as a member of the Board.  As a result, the Board currently consists of three members, namely, Mr. Xiaohui Li, Ms. Xiaoying Zhou and Mr. Liang Tang.

On September 16, 2011, the Board appointed Mr. Xiaohui Li to serve as President and Chief Executive Officer of the Company and as Chairman of the Board, effective immediately.

The terms of Mr. Li’s employment are set forth in the Employment Agreement entered into between the Company and Mr. Li (the “Employment Agreement”), a copy of which is attached hereto as Exhibit 10.1.  Pursuant to the Employment Agreement, Mr. Li will serve as the Company’s President and Chief Executive Officer for an initial term of 36 months subject to automatic renewal for additional one-year periods (unless either party gives the other party a written notice of non-renewal at least 60 days prior to the expiration of then current term). Mr. Li will receive a monthly base salary of $8,000.00 and will be reimbursed for reasonable business expenses in accordance with the Company’s policies and procedures.  Mr. Li will not receive any additional compensation for his services on the Board and Board committees. The employment relationship and the Employment Agreement may be terminated by Mr. Li for convenience or for “good reason” as defined in the Employment Agreement. The Employment Agreement may also be terminated by the Company (i) for “cause” as defined in the Employment Agreement, (ii) without cause, upon a 30-day prior written notice to Mr. Li (or a payment in lieu of such written notice), and (iii) upon death or disability of Mr. Li.  In the event that Mr. Li terminates his employment for good reason, Mr. Li shall receive a severance payment in the amount of three (3) months of his monthly base salary, and in the event that the Company terminates Mr. Li’s employment without cause, Mr. Li shall receive a severance payment in the amount equal of his then-current base salary for the remainder of the initial term or successive one-year renewal term.

Prior to joining the Company, Mr. Li, age 36, served as Vice President of Changsha Electronic Inc., an electronics manufacturing company in China, since March 2006. He served as administration manager of Hengfu Property, a real estate development company in China, from March 2003 to March 2006.  Mr. Li obtained a bachelor’s degree in communications in 2001 from Shaoyang Radio & TV University in China.

Ms. Zhou, age 34, will receive a monthly service fee in the amount of $1,500.00 for all of her services on the Board and Board committees. Ms. Zhou has served as Senior Financial Management Advisor of Ping An Insurance Company of China Ltd. since March 2005 and served as that company’s Customer Relations Manager from March 2000 to March 2005. Ms. Zhou obtained a bachelor’s degree in Chinese in 1998 from Xiangying University in China.

There are no family relationships among the directors and executive officers of the Company. None of Mr. Li and Ms. Zhou has any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A press release regarding the matters discussed above and in Item 8.01 below is attached hereto as Exhibit 991.

Item 8.01	Other Events

On September 16, 2011, the Board appointed a Special Litigation Committee currently consisting solely of Ms. Xiaoying Zhou to investigate the claims in the shareholder derivative suit recently brought against certain of the Company’s former and current officers and directors and matters related thereto, and to make a recommendation as to whether it is in the best interests of the Company to pursue, dismiss or consensually resolve the claims in the derivative suit and any other claims related thereto.  Among other things, the Special Litigation Committee has the power to retain counsel and expert advisors, as appropriate, to assist it in the investigation, gather and review relevant documents, including internal and publicly available information relating to the claims, interview persons who may have knowledge of the relevant information, and prepare a report setting forth its conclusions and recommended course of action with respect to the claims in the derivative suit.

Item 9.01	Financial Statements and Exhibits

(d)           Exhibits.

Exhibit Number	Description of Exhibit
10.1	Employment Agreement between the Company and Xiaohui Li, dated September 16, 2011.
99.1	Press Release dated September 20, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA ELECTRIC MOTOR, INC.

Dated: September 20, 2011	By:	/s/ Xiaohui Li
Xiaohui Li
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
10.1	Employment Agreement between the Company and Xiaohui Li, dated September 16, 2011.
99.1	Press Release dated September 20, 2011